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                                                              Exhibit 23.1


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to Registration Statement (Form S-3 No. 333-113820) and related Prospectus of Allegheny Technologies Incorporated for the registration of up to $400,000,000 of securities and to the incorporation by reference therein of our report dated January 19, 2004 (except for Note 16, as to which the date is February 17, 2004, and except for Note 14, as to which the date is March 10,
2004), with respect to the consolidated financial statements of Allegheny Technologies Incorporated incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
May 24, 2004